June 17, 2004

FPIC Insurance Group, Inc.

225 Water Street, Suite 1400

Jacksonville, Florida 32202

Re:    FPIC Capital Trust IV and FPIC Capital Trust V

Ladies and Gentlemen:

We have acted as special Delaware counsel for FPIC Capital Trust IV, a Delaware statutory trust (“Trust IV”), and FPIC Capital Trust V, a Delaware statutory trust (“Trust V” and together with Trust IV, the “Trusts”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of Trust IV (the “Trust IV Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 7, 2004;

(b)	The Declaration of Trust of Trust IV, dated as of May 7, 2004 (the “Original Trust IV Declaration of Trust”), among FPIC Insurance Group, Inc., a Florida corporation (the “Company”), and the trustees named therein;

(c)	The Certificate of Trust of Trust V (the “Trust V Certificate of Trust” and together with the Trust IV Certificate of Trust, the “Certificates of Trust”), as filed with the office of the Secretary of State on May 7, 2004;

(d)	The Declaration of Trust of Trust V, dated as of May 7, 2004 (the “Original Trust V Declaration of Trust” and together with the Original Trust IV Declaration of Trust, the “Original Declarations of Trust”), among the Company and the trustees named therein;

(e)	The Registration Statement (the “Registration Statement”) on Form S-3, including a preliminary prospectus (the “Prospectus”), relating to, among

FPIC Insurance Group, Inc.

June 17, 2004

other things, the Capital Securities of the Trusts representing preferred undivided beneficial interests in the assets of the Trusts (each, a “Capital Security” and collectively, the “Capital Securities”), filed by the Company and the Trusts with the Securities and Exchange Commission on May 10, 2004;

(f)	A form of Amended and Restated Declaration of Trust for the Trusts (the “Declaration of Trust”), to be entered into among the Company and the trustees of the Trust named therein, in the form which is to be filed as an exhibit to the Registration Statement (including the Terms of Capital Securities and Common Securities and Exhibits A-1 and A-2 attached thereto);

(g)	A Certificate of Good Standing for Trust IV, dated June 17, 2004, obtained from the Secretary of State; and

(h)	A Certificate of Good Standing for Trust V, dated June 17, 2004, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Declaration of Trust.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Declaration of Trust and the Certificates of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Capital Security is to be issued by the Trusts (collectively, the “Capital Security Holders”) of a Capital Security Certificate for such Capital Security and the payment for such Capital Security, in accordance with the Declaration of Trust, and (vii) that the Capital Securities are executed, authenticated, issued and sold to the Capital Security Holders in accordance with the Declaration of Trust. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

FPIC Insurance Group, Inc.

June 17, 2004

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each of the Trusts have been duly created and are validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. The Capital Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable beneficial interests in the assets of the Trusts.

3. The Capital Security Holders, as beneficial owners of the Trusts, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Capital Security Holders may be obligated to make payments as set forth in the Declaration of Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

EAM/gmh